Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made effective the 4th day of August, 2020 (“Effective Date”) by and between Marcus & Millichap, Inc. (the “Company”) and Steven F. DeGennaro (“Employee”) with respect to the following:

A.

The Parties desire to enter into an at-will Employment Agreement whereby the Employee will serve in the capacity of Executive Vice President and Chief Financial Officer, based in the Company’s Headquarters, which is currently located in Calabasas, CA.

B.	The Parties agree that Employee’s employment shall be governed by the terms set forth herein, including the arbitration provision, the Employee Manual, and the Company’s policies and procedures.

THEREFORE, the Parties agree as follows:

1.

Term of At-Will Employment. This Agreement shall be in effect commencing on August 4, 2020. The Company and Employee hereby agree that Employee’s employment with the Company is at-will. Either party may terminate this Agreement with or without cause. Such termination shall not prejudice any remedy which either party may have against the other at law, in equity, or under this Agreement.

2.

Designation and Duties. Commencing on August 17, 2020, Employee shall have the title of Executive Vice President and Chief Financial Officer. Subject to the control and direction of the Chief Executive Officer and/or the Board of Directors (or one of its Committees) , Employee shall serve as an officer of the Company, and shall be responsible for oversight of the Company’s financial and accounting departments and activities, and other responsibilities as from time-to-time may be assigned by the Chief Executive Officer. Employee is not guaranteed, has not been promised, and has no expectation of any promotion or any other position with the Company other than the one stated in this Agreement. Employee shall serve the Company diligently and according to Employee’s best abilities in all respects, and generally do all things for the best interest of the Company as are usually done by persons occupying similar positions in similar businesses.

3.

Manner of Performance. Employee shall at all times faithfully, industriously, and to the best of Employee’s ability, experience, and talent, perform all duties that may be required of and from Employee, pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Such duties shall be rendered at the above-mentioned premises and at such other place or places as the Company shall require or as the interests, needs, business, and opportunities of the Company shall require or make advisable. Employee acknowledges that Employee has received and has read a copy of the Company’s Employee Policy Manual and Code of Ethics and agrees to abide by all terms and conditions, including all future amendments or modifications thereto. The Company reserves the right to amend and revise its policies at any time and from time to time. The Company will notify Employee of all such material changes. Employee agrees to read, comply with, and be bound by all such amendments, revisions and/or modifications.

4.

Compensation and Fringe Benefits. The compensation and fringe benefits to be received by Employee in consideration of the services to be rendered by Employee are set forth in Exhibit “A” attached hereto. The provisions of Exhibit “A” are incorporated into this Agreement by reference as if fully set forth herein. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to employees.

5.

Effect of Termination on Compensation. Employee shall be entitled to the base salary earned by Employee prior to the date of termination, computed pro rata up to the date of termination. Employee shall not be entitled to any further salary or other compensation after the date of termination. Except as expressly modified in Exhibit A, on termination of this Agreement, Employee shall not be deemed to have earned any incentive compensation not already declared and paid by the Company because such compensation is not for services rendered and employment on the date of payment is an express requirement to be deemed to have earned any such compensation. Unless otherwise agreed-to in writing, Employee shall be obligated to return to the Company within ten (10) days after the termination of Employee’s employment any draws or other advance payments (of incentive compensation or otherwise) made to him during the annual period in which such termination occurs. Unless otherwise agreed-to in writing, interest shall accrue on the sum of any such advances at the rate often percent (10%) per annum after said ten-day period.

6.

Business Expenses. The Company will promptly reimburse Employee for reasonable business expenses incurred by Employee in promoting the business of the Company, including expenditures for entertainment, gifts and travel, provided that: (i) Each such expenditure is of a nature qualifying it as a proper deduction on the Federal and State income tax returns of the Company; and (ii) Employee furnishes to the Company, in accordance with the Company’s established policy, adequate records and other documentary evidence required by Federal and State statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as income tax deductions.

7.	Non-Solicitation and Confidential Information.

(i)

During the term of this Agreement, Employee shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, owner, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company or the Company’s affiliates, assigns or successors.

(ii)

Employee acknowledges that the Company has devoted substantial resources to develop proprietary computer systems and software, and to obtain and organize information to be utilized by its agents in connection with their business activities on behalf of the Company and its clients. Employee is eligible to utilize, subject to the terms and conditions set forth in this Agreement, certain computer systems, software and data developed by or on behalf of the Company. Employee agrees that unauthorized use or disclosure of such systems, software or data would cause irreparable damage to the Company, and would lessen the value of the services it provides to its agents and clients.

(iii)

Employee acknowledges that he serves in a position of trust with the Company and its affiliates and that he owes a fiduciary duty of loyalty to the Company and its affiliates, and that as a result of that position, that Company has entrusted Employee with Confidential Information. Employee understands and agrees that during Employee’s employment Employee is provided with valuable “Confidential Information” regarding: (i) the business, present or future, of the Company; (ii) research, inventions, products and services of the Company and its affiliates; (iii) clients, Employees, and Salespersons of the Company and its affiliates; and (iv) operations, skills, and capabilities of the Company and its affiliates and its employees and Salespersons. Such “Confidential Information” includes, but is not limited to: (a) earnings, finances, projections, business plans, strategies, techniques, deployment, and business models, and business-related data relating to the Company and its affiliates and its clients, Employees and Salespersons; (b) manuals, research, data, reports or other information as stored on, input to or downloaded from the Company’s software, system or network; (c) business processes, strategies, and endeavors, business plans and models, customer and Salesperson lists and procuring and retention methodology, and all proprietary information regarding the operations of the Company and its affiliates and its departments; (d) client strategies, listings, past/present/future transactions and information related thereto, non-public client contact, ownership, transactional history, or financial information; and (e) salesperson or employee strategies, listings, past/present/future transactions and information related thereto, transactional history, and contact, ownership, and financial information.

(iv)

For the purpose of protecting legitimate business interests of the Company, including Confidential Information and trade secrets, Employee agrees that, during the term of Employee’s employment with the Company or with any of its affiliates, and for a two (2) year period thereafter, Employee will not (a) induce, convince, recruit, cause, or solicit any employees, contractors, or sales personnel of the Company or its affiliates to terminate his/her employment with the Company; or (b) induce, recruit, converse with, convince, cause, or solicit any employees, contractors, or sales personnel of the Company or its affiliates to terminate his/her employment with the Company to join Employee in a business operation or venture competitive to the business of the Company or its affiliates. For the purpose of this Agreement, the affiliates of the Company consist of the Company and all entities which are subsidiaries or related parties of M&M and/or the Company, or its assigns, or successors of M&M and/or the Company. This prohibition shall include, but not be limited to, activity done personally, directly, or indirectly by Employee, or through agents or employees acting on behalf of Employee, or for Employee’s direct or indirect benefit. It shall not be a violation of this paragraph to hire an individual who was not induced, convinced, or otherwise solicited in violation of this paragraph.

(v)

Both during and after Employee’s association with the Company, Employee shall not disclose to anyone, or use in any manner (except as such disclosure or use is specifically authorized by the Company) any Confidential Information. Employee shall not during the term of this Agreement or at any time thereafter use to Employee’s own advantage, or the advantage of any other person, firm or entity, any information gained from the files or business of the Company or its affiliates, including, but not necessarily limited to, information training materials, the IC Policy Manual, Employee Manual, customer lists, computer operations, financial and business information, and any other confidential aspects of the Company’s operations or of its affiliates. All such information shall be treated by Employee in a confidential manner. Nothing in this Agreement shall prohibit the disclosure of information as required by law.

(vi)

If Employee leaves the Company’s employment, Employee shall promptly return to the Company all manuals, disks, programs, documents, papers and other materials in Employee’s possession or under Employee’s control that may contain or be derived from Confidential Information, regardless of the medium in which they are contained; and Employee shall retain no copies of any of the foregoing.

(vii)

Employee agrees that the restrictive covenants set forth herein are separate and independent agreements, are reasonable and are necessary to protect the Company’s legitimate business interests given Employee’s high level and confidential access to such proprietary information and interests. Because of the unique nature of the Confidential Information and other proprietary information described herein, Employee understands and agrees that the Company will suffer irreparable harm if Employee fails to comply with the obligations contained herein, and that monetary damages will be inadequate to compensate the Company for said breach. Accordingly, Employee agrees that the Company will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of this Agreement.

8.	Employee’s Representations. Employee shall never use any Confidential Information belonging to any of the Employee’s former employers in the course of Employee’s duties for the Company.

9.

Ownership of Records. All documents and other materials relating to the Company’s or its affiliates’ accounts, customers, real estate listings, employees, sales personnel, computer programs, investments, finances, strategies and business plans, financial statements, training programs or any other type of Confidential Information, and all copies thereof, whether prepared by Employee or otherwise coming into Employee’s possession, are the exclusive property of the Company. All such documents shall be immediately returned by Employee to the Company upon termination of Employee’s employment.

10.	Mutual Arbitration Agreement.

(i)

Employee and the Company (which is inclusive of all parent, related, and subsidiary entities) agree that all past, present, or future disputes or claims arising from or relating to this Agreement or Employee’s affiliation with the Company, including disputes or claims relating to any contract between the Company and Employee, shall be decided exclusively through mutual, binding arbitration before a single arbitrator of the American Arbitration Association (“AAA”) in accordance with its commercial rules and procedures (“Rules”), except where modified herein. AAA’s Expedited Procedures shall not apply. A copy of the Rules may be found of AAA’s website at www.adr.org, and shall be provided by the Company upon request.

(ii)

The Parties understand and agree that all claims, disputes, or controversies between Employee and the Company (including owners, directors, managers, employees, parent or subsidiary entities) shall be resolved exclusively through binding arbitration in conformance with the Federal Arbitration Act (“FAA”) and the procedures of any applicable State arbitration act. The Parties agree their relationship and work relates to and substantially affects interstate commerce, and that the FAA governs the enforcement and interpretation of this arbitration provision.

(iii)

The Agreement applies to all claims arising from or relating in any fashion to Employee’s affiliation with the Company, including claims asserted under statute, equitable law, common law, regulations, ordinances, tort or contract law, or any other basis, and includes, but is not limited to, claims for breach of contract, unpaid commissions, unfair business practices, discrimination, harassment, retaliation, unpaid wages, unpaid benefits, failure to reimburse business expenses, wage statement violations, misclassification, wrongful discharge, defamation, misrepresentation, fraud, assault/battery, and infliction of emotional distress, as well as any claims under the California Labor Code and the California Fair Employment and Housing Act. This Agreement excludes claims arising under the National Labor Relations Act that are brought before the National Labor Relations Board, State medical and disability benefits, State workers compensation benefits, State unemployment benefits, claims under California’s Private Attorney General Act (Cal. Labor Code § 2698, et seq. (“PAGA”)) and any other claim excluded from arbitration under State of Federal law.

(iv)

The Parties understand and agree that they hereby waive their rights to a jury trial on any covered claim. The Parties further understand and agree that they may bring claims on behalf of themselves, and themselves only. The Parties hereby waive the right to bring, or otherwise participate in any fashion in, a claim or action on a class, collective or representative basis to the fullest extent allowed by law. The Parties understand and agree that this Agreement shall not be construed to allow or permit, and the arbitrator shall have no authority to allow or permit, the consolidation or joinder of other claims or controversies involving other individuals, or to order any action to proceed on a class, collective, or representative basis. Notwithstanding the foregoing, if a court or arbitrator determines a certain matter may proceed by law as a class, representative, or collective action, that action shall proceed in court only, and shall be stayed until the final disposition of all arbitrable claims.

(v)

The arbitrator shall have the authority to make orders regarding discovery, including depositions, written discovery, and document production, consistent with State law and as necessary for fair disposition of claims. The arbitrator shall apply all rules of evidence that would apply to an action brought in a State court. The arbitrator shall hear and issue written rulings on all dispositive motions, including, but not limited to demurrers, motions for summary judgment or adjudication, or motions for terminating sanctions. The arbitrator shall extend times for notices or hearings as required for the Parties full use and benefit of this Agreement. The arbitrator may award any type of relief that would otherwise be available in court. Issues of arbitrability shall be determined in conformity with the FAA. On all other issues of substantive law, the arbitrator shall apply the law that would apply to the claims and defenses if they were brought in court, and shall issue a written, reasoned opinion/award. The Company shall pay all costs unique to arbitration that Employee would not otherwise be required to pay if the matter were litigated in court, including the cost of the arbitrator.

(vi)

The arbitration shall occur in the county where the Company’s office from which Employee is or was based is located. This is the entire agreement regarding the resolution of disputes. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to arbitration or the resolution of disputes or claims. Any modification to this Agreement will be effective only if it is in writing signed by the party to be charged. The Parties intend that this Agreement be enforced to the fullest extent allowed by law, and the Parties therefore agree the Court or arbitrator should construe it in a manner that renders it enforceable.

By initialing below, the Parties acknowledge that they have read, considered, and understand the foregoing arbitration agreement, and agree to be bound by it.

Initials:

	Company	Employee

11.

Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by certified mail. Mailed notices shall be addressed to the parties at the addresses appearing just under their signature on the execution page of this Agreement, but each party may change their address by giving written notice thereof to the other party.

12.

Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification of this Agreement will be effective only if it is in writing signed by all parties. This Agreement does not however modify the terms of the equity agreements provided under the Company’s Omnibus Equity Incentive Plan.

13.

Partial Invalidity. The Parties intend that this Agreement be interpreted to render it enforceable. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, it shall be severed or where possible modified by the court or arbitrator and the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

14.

Attorneys’ Fees. Where not disallowed by state laws, in the event litigation is instituted by either party concerning any aspect of this Agreement, the prevailing party shall be entitled to receive from the other party all costs and reasonable attorneys’ fees in addition to any other appropriate relief in accordance with state law.

15.

Additional Terms. Electronic, or electronically transmitted, signatures shall be deemed to be originals. The Parties have been advised to seek counsel regarding the terms of this Agreement, and having had that opportunity now knowingly and voluntarily wish to enter into it. Both parties have participated in the negotiation and drafting of this Agreement, such that it will not be construed more strictly against the drafting party.

16.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California. As used herein, “State” refers to California.

IN WITNESS WHEREOF, the Parties understand and agree to the foregoing terms.

EMPLOYEE	MARCUS & MILLICHAP, INC.

By:
STEVEN F. DEGENNARO		HESSAM NADJI
President / CEO
23975 Park Sorrento, Suite 400
Date: 8/4/20		Calabasas, CA 91302

	Date:	8/4/20

EMPLOYMENT AGREEMENT

EXHIBIT A

This document is Exhibit A of the Employment Agreement (hereinafter called the “Agreement”) between Marcus & Millichap, Inc. (the “Company”) and Steven F. DeGennaro (“Employee”). The provisions hereof are an integral part of said Agreement and are fully incorporated into the Agreement.

Compensation and Fringe Benefits of Employee.

The compensation and fringe benefits to be paid to Employee are as follows:

1.	Compensation and Special Conditions.

i.

Salary. Employee shall be entitled to receive from the Company a base monthly salary of $33,333.33, payable in semi-monthly installments, prorated for less than a full year of service. This amount will be reduced by twenty percent (20%) until written further notice by the President as part of the Company’s COVID-19-related cost reduction measures. In the event employment is terminated, the base salary amount will be paid on a pro-rata basis up to the date of termination in accordance with state law, with no salary due or earned after the date of termination.

ii.

Signing Advance Bonus: Employee will be provided a signing bonus of two hundred and fifty thousand dollars ($250,000), less all required payroll withholdings and applicable deductions (“Signing Advance Bonus”). The Signing Advance Bonus will be paid as an advance in February 2021 so long as Employee remains employed in good standing with the Company on such date. It will be deemed earned on, and not before, the end of the service period ending December 31, 2022 (“Advance Earning Date”) if Employee is employed in good standing on the Advance Earning Date. In the event Employee voluntarily departs without “Good Reason” (as defined below) or is terminated for “Cause” (as defined below) prior to the Advance Earning Date, the Signing Advance Bonus is subject to claw-back and must be immediately repaid by Employee to the Company in its entirety.

a.

For purposes of the Agreement, “Good Reason” shall be defined as: (i) material reduction in position or compensation without Cause; or (ii) relocation is required to an office location in excess of fifty (50) miles from the Company’s current Headquarters.

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b.

For purposes of the Agreement, “Cause” shall be defined as: (i) material violation of Company’s policies or the Agreement following notice and thirty (30) days opportunity to cure where such breach is capable of cure; (ii) material violation of Company’s policies or this Agreement where such breach is not capable of cure; (iii) failure to perform Employees’ duties in a manner equal to or exceeding that which is reasonable and customary for individuals holding the same or similar title for public companies in the United States; (iv) failure to comply with the reasonable requests and directives of Employee’s supervisor; (v) commission of, plea of guilt or no-contest to, or conviction for any felony or crime of moral turpitude; (vi) commission of fraud; (vii) commission of any conduct for which punitive damages are awarded; or (viii) commission of any act which materially and negatively affects the Company’s brand, reputation, standing, or licensure.

iii.

Bonus Potential: Employee will be eligible to receive an annual discretionary incentive bonus targeted at six hundred thousand dollars ($600,000) per calendar year starting for 2021 (with eligible bonus paid by the end of February 2022) and continuing annually thereafter. This bonus will be 50% based on Company financial and non-financial performance against goals, and 50% based on personal goals that will be set with Employee’s input. It will be determined based on Employee’s performance review with the Chief Executive Officer and paid, if appropriate, in February after the Compensation Committee meeting and approval process. If in any given year, the Company does not meet a minimum of 50% of its pre-tax income goal, no bonuses will be paid to executives for that year, unless special considerations are determined by the Compensation Committee.

iv.

Restricted Stock Units: Subject to approval by the Compensation Committee, as a senior leader of the Company, as set forth below contingent upon Employee’s continued employment and good standing, Employee will be eligible for long term incentive compensation in the form of restricted stock units (“RSUs”). All RSUs require the approval of the Compensation Committee and shall be governed by the Company’s Omnibus Equity Incentive Plan Restricted Stock Unit Award Agreement, except as modified and approved by the Compensation Committee.

a.

Initial RSU Awards: Subject to approval of the Compensation Committee, Employee will receive a grant of seventy five hundred (7,500) RSUs with a 5-year vesting schedule in August 2020 and an additional seventy five hundred (7,500) RSUs with 5-year vesting in August 2021 if Employee is in good standing with the Company.

b.

LTP1 and LTP2 RSU Grant: Subject to approval of the Compensation Committee, and Employee being in good standing, beginning with any discretionary cash bonus paid in 2022, Employee will be eligible in the Company’s discretion to receive an RSU grant potential equivalent of up to fifty percent (50%) of Employee’s actual discretionary cash bonus earned and paid each year. Twenty-five percent (25%) will be based on the year’s overall results including the Company’s performance and Employee’s individual performance (“LTP1”). Twenty-five percent (25%) will be based on progress toward achieving the Company’s long-term goals and Employee’s contribution toward them (“LTP2”). Beginning in 2022, these RSU grants will be part of the annual review process, with amounts determined by the Company, in its discretion, in February based on the prior calendar year. The RSU grants will be subject to a 5-year vesting schedule. There is no LTP1 or LTP2 eligibility based on 2020.

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v.	Severance Program:

a.

Change of Control. In the event of a Change of Control as defined below, and as a result of such Change of Control and within one year of such event the Company terminates Employee’s employment or Employee resigns for Good Reason, then: (a) the Company will provide Employee a severance payment equal to six (6) months of base salary and one-half (1/2) the amount of Employee’s last annual cash discretionary bonus (“Severance Payment”); and (b) Employee will receive accelerated vesting of any unvested RSUs or other awarded unvested equity. If a Change of Control occurs in 2021, Employee will receive $200,000 in base salary (one half of one year) and $300,000 in bonus (one half of target bonus). For purposes of this Agreement, “Change in Control” shall be defined as the sale or merger of the Company wherein the other transacting entity to such sale or merger takes a controlling ownership interest in the Company.

b.

Termination Without Cause or Departure for Good Reason. In the event the Company terminates Employee’s employment without Cause or Employee terminates Employee’s employment for Good Reason, then the Company will provide Employee a severance payment equal to six (6) months of base salary and one-half (1/2) the amount of Employee’s last annual cash discretionary bonus (“Severance Payment”).

c.

Paragraphs 1(v)(a) and 1(v)(b) are collectively referred to herein as the “Severance Program.” The Severance Program is only applicable to the circumstances expressly stated herein and Employee, when and if eligible, will receive the Severance Payment under either Paragraph 1(v)(a) or 1(v)(b), as applicable, not under both paragraphs. Amounts provided for in the Severance Payments are not compensation or otherwise earned in any respect until actually paid. There is no eligibility for or expectation of the Severance Program or any other severance benefits for any other circumstance, including, but not limited to, voluntary termination of employment by Employee, termination not triggered by a Change of Control, termination for Cause by the Company, or termination by Employee without Good Reason. Unless otherwise determined by the Company in its sole discretion, all Severance Payments made under the Severance Program shall be paid at such times and in such manner (including the withholding of required payroll withholdings and applicable deductions) as the amounts would have otherwise been paid to the Employee had Employee remained employed. Notwithstanding any term to the contrary, eligibility for and receipt of all Severance Payments and advanced RSU vesting is also expressly conditioned upon: (1) Employee’s compliance with all post-termination obligations under the Agreement, including but not limited to those in Paragraph 7, and no Severance Payment of any kind shall be due or payable in the event Employee fails to comply with such obligations; and (2) Employee’s execution of a severance agreement consistent with Employee’s obligations under this Agreement and which shall be inclusive of a general release by Employee.

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2.

Performance-Based Compensation Clawback. Employee acknowledges and agrees that the Company will be entitled, pursuant to any policy it adopts to comply with the clawback rules implemented by the Securities and Exchange Commission and/or our exchange listing standards, to recover from Employee, regardless of fault, that portion of performance-based compensation which was based on financial information required to be reported under securities laws that would not have been paid in the three completed fiscal years preceding the year(s) in which an accounting restatement is required to be filed to correct a material error. Subject to applicable law, the Compensation Committee may seek to recoup such performance-based compensation by requiring Employee to repay such amount to the Company; by set-off; by reducing future compensation; or by such other means or combination of means as the Compensation Committee, in its sole discretion, determines to be appropriate.

3.

Cellular Phone Allowance. Employee shall be entitled to a monthly cellular phone allowance in the amount of one hundred dollars ($100.00), reimbursed through regular and timely Expense Report submittal.

4.

Insurance and Retirement. Employee shall be entitled to participate in insurance packages (medical, dental, and life) in accordance with the terms of Company Insurance Plan(s) available to eligible Company employees. Additionally, Employee shall be entitled to participate in a retirement savings plan in accordance with the terms of Company 401(K) Plan(s) available to eligible Company employees.

5.

Paid Time Off (PTO): Upon employment, Employee will begin accruing paid time off equal to 15 days (120 hours) per anniversary year. Any unused PTO will carry over from year to year, to the maximum limits of the Company’s policy.

EMPLOYEE	MARCUS & MILLICHAP, INC

By:
STEVEN F. DEGENNARO		HESSAM NADJI
President / CEO
Date: 8/4/20		23975 Park Sorrento, Suite 400
Calabasas, CA 91302

	Date:	8/4/20

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